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                              [BIOGEN LETTERHEAD]

                                                                   EXHIBIT 10.49

                                                August 8, 2001

Ms. Sylvie Gregoire
9 Prospect Street
Winchester, MA 01890


Dear Sylvie:

I am pleased to advise you that the Compensation and Management Resources Committee has approved your appointment as Executive Vice President, Technical Operations, reporting to me. Effective July 19, 2001, your annual base salary is increased to $325,000 and your target bonus is increased to 50% of base salary under Biogen's management incentive plan. Effective August 8, 2001, the Stock and Option Plan Administration Committee has granted you an option to purchase up to 150,000 shares of Biogen's common stock, with a four year, straight-line vesting schedule. You will next be eligible for both a salary adjustment and merit stock option grant at year-end 2002.

On behalf of the Board of Directors, please accept our congratulations and best wishes for success in this important new role. I look forward to your significant leadership and contributions as we continue to build Biogen.


Best personal regards.

                                        Sincerely,


                                        /s/ James C. Mullen
                                        ----------------------------------------
                                        James C. Mullen
                                        President and Chief Executive Officer


JCM:bk
cc: Personnel File